UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 18, 2008
Maxygen, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-28401	77-0449487
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)
515 Galveston Drive
Redwood City, CA 94063
(Address of principal executive offices)
(650) 298-5300
(Registrant’s telephone number, including area code)
Not Applicable.
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
2008 Annual Cash Bonus Awards
     On November 18, 2008, the Compensation Committee of the Board of Directors of Maxygen, Inc. (the “Company”) approved annual cash bonuses for the executive officers of the Company for 2008 in the following amounts:

Name	Bonus Amount
Russell J. Howard Chief Executive Officer	$200,000
Elliot Goldstein Chief Operating Officer	$98,961
Lawrence W. Briscoe Chief Financial Officer and Senior Vice President	$88,314
Grant Yonehiro Chief Business Officer and Senior Vice President	$102,100
     Under the Company’s annual cash bonus plan for executive officers, the Board previously established target bonus amounts and performance goals for 2008, with 80% of the target amount based on the achievement of certain strategic objectives and the remaining 20% of the target amount discretionary. Based on its evaluation of these targets and objectives, the Compensation Committee awarded each executive officer a portion of the bonus amount attributable to the achievement of certain strategic objectives and the full amount of the discretionary component. The Compensation Committee also used its discretionary authority to award additional bonus amounts to Dr. Howard and Mr. Yonehiro to recognize their contributions to the achievement of corporate objectives that were not included in the previously established goals. The bonus payments will be paid to each executive officer in one payment on or about December 31, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Maxygen, Inc.
Date: November 24, 2008	By:	/s/ Lawrence W. Briscoe
Lawrence W. Briscoe
Chief Financial Officer and Senior Vice President